Contacts: Investor Relations:  William H. Magill, 914-244-7683
          News Media:  Stephen J. Morello, 914-244-7717


           READER'S DIGEST ANNOUNCES FIRST QUARTER
                EARNINGS OF $0.26 PER SHARE,
              UP $0.24 OVER LAST YEAR'S PERIOD

    Operating Profit Climbs 134 Percent, with Significant
                          Increases
               for International Magazines and
             Global Books and Home Entertainment

          OPERATING PROFIT MARGIN MORE THAN DOUBLES


PLEASANTVILLE, NY, October 27, 1999 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced earnings of $0.26 per share for the fiscal 2000 first quarter ended September 30, 1999, sharply higher from $0.02 per share a year ago. Operating profit of $38.8 million increased 134 percent from $16.6 million in the 1999 quarter. Revenues were down 8 percent compared with last year, on a foreign-exchange adjusted basis, as a result of the planned strategic reductions in unprofitable activities. Operating profit margins more than doubled to 7 percent from 3 percent a year ago.

The improved profitability with lower revenues was anticipated as a result of the Company's strategic plan initiated in July 1998. Under the plan, the Company is eliminating the least productive of its promotional mailings and other unprofitable business programs. The new marketing approach has had the desired effect of producing higher operating profits on a smaller revenue base. The Company is using the increased profits to invest in a series of growth initiatives.

"Reader's Digest showed tremendous vitality this quarter, maintaining the progress we made for the full fiscal year 1999 in improving profits and increasing margins. We continue to expect significant operating profit growth in fiscal year 2000. Our outlook for the year reflects the positive effects of Books Are Fun and our financial services partnerships, offset by the negative effects of significant investments in new business activities," said Thomas O. Ryder, Reader's Digest chairman and chief executive officer. "As a result of revenue declines more modest than previously expected for the year and the acquisition of Books Are Fun in October, we now believe that revenues for the full fiscal year 2000 will be more or less flat compared with last year."

Ryder added: "The Company continues ahead of schedule with the program we initiated a year ago to reduce costs by re-engineering and eliminating unprofitable business processes. This program is continuing to produce the desired results. Global Books and Home Entertainment profits more than doubled, driven largely by results in the United States and Europe, because of reduced mail quantities and higher response rates to fewer, more popular products."

Ryder continued, "International Magazines staged a dramatic resurgence by aggressively following our program of reducing unprofitable activities. As a result, we more than doubled our magazine profits in France, Benelux, Germany, Norway and Denmark. The profitability of our U.S. Magazine business also increased as a result of our planned reduction in the circulation rate base. We chose to invest these improved results in developing new channels, such as direct response television and non-sweepstakes direct mail."

In line with its strategic plan, the Company also recently initiated new-business ventures designed to provide revenues over the long term that contribute to the Company's profitability.

"By getting into profitable new ventures, in effect we are replacing the revenue that we strategically reduced through the elimination of unproductive programs with new revenue sources that have long-term potential for strong earnings growth," Ryder said.

Recently announced initiatives included:

  Acquisition of Books Are Fun, the leading display marketer of books and gifts, a deal which provides immediate profitability and enhances Reader's Digest access to a distribution channel for its own products.

  Investment in and partnering with BrandDirect, one of the nation's largest operators of membership clubs, to leverage relationships with customers and the strength of the Reader's Digest brand through the development of Reader's
  Digest-branded membership clubs.

  Partnerships to create co-marketed branded financial service products, including insurance through Torchmark
  Corporation (in the United States and Canada) and American
  International Group (in 26 other countries), and co-branded and co-marketed credit cards with First USA Bank.

  Start-up of gifts.com, a premium online gift-shopping service, with its Good Catalog Company subsidiary and StarTek, Inc. (NYSE: SRT). gifts.com will be launched nationally on November 1.

Operating profit for the fiscal 2000 first quarter increased significantly as a result of the strategic reduction in the number of mailings and mail quantities within mailings, which reduced product and promotion costs. Planned lower mail quantities resulted in improved customer response rates in most developed markets around the world, especially in the United States. Additionally, overhead costs were lower, primarily as a result of initiatives to re-engineer critical processes and to eliminate or sell marginal businesses. Operating profit improved dramatically in Germany because of revenue growth resulting from continued strong product flow, a more profitable product mix and reduced overhead costs. In addition, the Company's operations in Russia experienced sharply reduced losses and revenues compared with last year.

Earnings for the quarter also reflected lower foreign exchange translation losses, principally related to business activities in Russia, and a gain on the sale of American
Health magazine.

Results for the first fiscal quarter are summarized below:

 Millions of dollars
 Except earnings per          Reported Reported    Percent
  share                       1Q 2000  1Q 1999     change

 Revenues                     $519.2    $579.7        (10)%
 Operating profit              $38.8     $16.6         134%
 Operating profit margin          7%        3%       4 pts.
 Net income                    $28.6      $2.5         N/M
 Basic and diluted
 earnings per share            $0.26     $0.02         N/M

N/M - not meaningful

During the first quarter of fiscal 1999, the Company reported a change in accounting principles related to the calculation of the market-related value of pension plan assets, which affects the recognition of previously unrecognized gains or losses. Fiscal 1999 first quarter results shown in this table are before the cumulative effect of this change in accounting principles for pension assets of $40.5 million before taxes or $0.24 per share.

Income statements of reported results for the first quarter are attached in Table 1 of 2.

In the first quarter of fiscal 2000, the Company modified its segment reporting information to include other businesses. Other Businesses includes the activities of its catalog, financial services, Internet and other non-core businesses.


                  OPERATING SEGMENT RESULTS

[The discussion below compares first quarter fiscal 2000 with first quarter fiscal 1999. See Table 2 of 2 for operating segment results.]

Operating profit for Global Books and Home Entertainment increased significantly to $40.9 million in the first quarter of fiscal 2000, up 138 percent, compared with $17.2 million in the first quarter of fiscal 1999. Improved profitability in the United States and Europe, particularly Germany and Russia, accounted for most of the increase. In the United States, operating profit improved from reductions in promotion costs from fewer mailings and mail quantities, and other re-engineering cost reductions as well as sharply higher response to the Select Editions mailing. In Germany, improved operating profit reflected continued, strong responses to mailings, a more profitable product mix, and reduced costs from re-engineering efforts. In Russia, the Company scaled back operations because of the economic crisis in that country.

Revenues decreased 15 percent in the first quarter of fiscal 2000 to $319.7 million, compared with $375.4 million in the first quarter of fiscal 1999. Excluding the adverse effect of changes in foreign currency exchange rates, revenues decreased 12 percent. The revenue decline was primarily attributable to the continued strategic reduction in the number of mailings to marginal customers mostly in the United States and other developed markets for general books products. In the United Kingdom, the reduction in revenue was due to a change in music product mix. These reductions were partially offset by successful launches of Select Editions products in Eastern Europe and Latin America.

Operating profit for U.S. Magazines in the first quarter of fiscal 2000 was $3.4 million, compared with $4.3 million in the first quarter of fiscal 1999. The decrease was primarily the result of investment in the development of new marketing channels for promoting U.S. Magazines, as well as lower revenues of Reader's Digest magazine from a planned reduction in the circulation rate base. Lower production and promotion costs for Reader's Digest magazine offset a portion of the decline.

Revenues decreased 5 percent in the first quarter of fiscal 2000 to $118.0 million, compared with $124.5 million in the first quarter of fiscal 1999. The decrease in revenues was attributable to lower subscription and advertising revenue for Reader's Digest magazine, a decline in revenues from American Health and slightly lower revenues at QSP.
Partially offsetting these decreases were revenues from American Woodworker, which was acquired in the second quarter of fiscal 1999.

Operating profit for International Magazines improved significantly in the first quarter of fiscal 2000 to $0.8 million, compared with a loss of $4.8 million in the first quarter of fiscal 1999, primarily as a result of subscription price increases in many markets and lower promotion costs from a strategic reduction in promotional mailings.

Revenues decreased 9 percent in the first quarter of fiscal 2000 to $72.6 million, compared with $79.4 million in the first quarter of fiscal 1999. Excluding adverse effect of changes in foreign currency exchange rates, revenue decreased 5 percent. We strategically reduced circulation levels for Reader's Digest magazine in most markets to improve profitability. The decline in revenue from fewer subscriptions was partially offset by price increases in many markets. Operations in Russia were also scaled back in response to the economic crisis in that country last year and, as a result, there were 70 percent fewer subscriptions sold this year than in the first quarter of fiscal 1999.

Operating losses from Other Businesses amounted to $6.3 million in the first quarter of fiscal 2000. These losses consist primarily of planned start-up costs for gifts.com and costs for other new businesses being developed. These costs offset profits from Good Catalog Company in the quarter.

The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and all cultures around the world. Worldwide revenues were $2.5 billion for the fiscal year ended June 30, 1999. Global headquarters are located at Pleasantville, New York.

This news release includes "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements include any statements that address future results or occurrences. These forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of the factors that could affect future results and occurrences.

                      [2 Tables Follow]
                                                          Table 1 of 2


    The Reader's Digest Association, Inc. and Subsidiaries
    Consolidated Condensed Statements of Income
    Three-month periods ended September 30, 1999 and 1998 (a)




  (In millions, except per share data)           September 30,     Percentage
  (unaudited)                                  1999       1998     Change

  Revenues                                   $519.2     $579.7    (10%)

  Product, distribution and editorial         182.6      217.2    (16%)
   expenses
  Promotion, marketing and administratives    297.8      345.9    (14%)
   expenses

  Operating profit                             38.8       16.6    134%

  Other income (expense), net                   7.0      (12.6)    N/M

  Income before provision for income taxes     45.8        4.0     N/M

  Provision for income taxes                   17.2        1.5     N/M

  Income before cumulative effect of
   change in accounting principles             28.6        2.5     N/M

  Cumulative effect of change in
   accounting principles for pension assets     ---       25.3     N/M
   net of tax provision of $15.2)

  Net income                                  $28.6      $27.8     2.9%

  Weighted average common shares              107.4      107.2      ----
   outstanding

  Basic and diluted earnings per share:

   Before cumulative effect of change in      $0.26      $0.02      N/M
    accounting principles
   Cumulative effect of change in               ---       0.24      N/M
    accounting principles

  Basic and diluted earnings per share        $0.26      $0.26       ---


  Dividends per common share                  $0.05     $0.225     (78%)

  N/M - Not meaningful.

  (a) The company reports on a fiscal year beginning July 1. The three-month periods ended September 30, 1999 and 1998 are the first fiscal quarters of fiscal year 2000 and fiscal year 1999, respectively. Operating results for any interim period are not necessarily indicative of the results for an entire year.

                                                            Table 2 of 2


    The Reader's Digest Association, Inc. and Subsidiaries
    Revenues and Operating Profit by Business Segments
    Three-month periods ended September 30, 1999 and 1998


   (In millions)                            September 30,         Percentage
   (unaudited)                           1999         1998        Change

   REVENUES

   Global Books and Home Entertainment   $319.7       $375.4      (15%)

   U.S. Magazines                         118.0        124.5       (5%)

   International Magazines                 72.6         79.4       (9%)

   Other Businesses                         8.9          0.4        N/M

   Total Revenues                        $519.2       $579.7      (10%)

   OPERATING PROFIT (LOSS)

   Global Books and Home Entertainment    $40.9        $17.2       138%

   U.S. Magazines                           3.4          4.3       (21%)

   International Magazines                  0.8        (4.8)       117%

   Other Businesses                       (6.3)        (0.1)       N/M


   Total Operating Profit                 $38.8        $16.6       134%

   N/M - Not meaningful.